Exhibit 99.1

CLARIENT ENTERED INTO PRIVATE PLACEMENT OF UP TO $50 MILLION IN CONVERTIBLE PREFERRED STOCK WITH OAK INVESTMENT PARTNERS

Proceeds to Retire Safeguard and Comerica Debt Facilities; Support Robust Growth

Aliso Viejo, CA, March 26, 2009 — Clarient, Inc., (Nasdaq: CLRT), a premier anatomic pathology and molecular testing services resource for pathologists, oncologists and the pharmaceutical industry, announced today that it has entered into a $50 million convertible preferred stock private placement with Oak Investment Partners, a multi-stage venture capital firm with $8.4 billion in committed capital. $40 million of the preferred stock will be sold in two initial tranches. The additional $10 million of preferred stock will only be sold upon further mutual agreement of the parties. The Company received $29.1 million in proceeds from the first tranche today. The proceeds of this first tranche were used to retire approximately $23.8 million of Clarient’s existing debt obligations, pay transaction expenses, and provide working capital. It is expected that the second tranche will close within 60 days. The second tranche proceeds of $10.9 million will be used to retire any remaining debt obligations of the Company to Safeguard Scientifics, Inc. (NYSE: SFE) and provide additional working capital to fund the Company’s growth.

The purchase price of the preferred stock equates to an effective purchase price of $1.90 per share of underlying common stock, which represents an 11% premium to Clarient’s closing price of $1.71 on March 25, 2009. Under the terms of the private placement, Oak may convert one preferred share into four shares of Clarient common stock. After one year, the preferred shares convert automatically into common shares if Clarient’s common stock trades above $4.75 per share for 20 days in any 30 consecutive trading-day period. After four years, Clarient may redeem all unconverted preferred shares at $7.60 per share, subject to certain adjustments. The preferred shares do not accrue dividends, and there are no warrants being issued in this transaction.

Clarient’s Vice Chairman and Chief Executive Officer Ron Andrews said, “Our transaction with Oak is of significant value to shareholders. It will allow the retirement of most of the Company’s outstanding debt, avoid approximately $11.0 million in interest expense and fees for the remainder of 2009, provide added resources to fuel growth, and will move Clarient closer to the goal of sustained profitability at the net income level. Four years ago, Clarient embarked upon a new anatomic pathology and molecular testing strategy with no laboratory revenues, and financing alternatives were few and expensive. But today, Clarient is in a very different situation. We are rapidly approaching a $100 million annual revenue run rate and positive cash flow, which has allowed us to secure more favorable financial terms, thereby enabling our robust revenue growth to reach the bottom line.”

Upon the closing of the first tranche, the existing $30 million mezzanine debt facility from Safeguard was amended to reduce the borrowing availability to $10 million. The balance outstanding under the mezzanine facility, after the application of $14 million of the first tranche proceeds, is approximately $5.5 million. It is the Company’s plan to retire the remaining outstanding balance of, and terminate, the mezzanine facility upon the closing of the second tranche. The mezzanine debt facility bears an annual interest rate of 14% and would require the issuance of a substantial number of warrants beginning June 1, 2009, if the facility is not terminated earlier. There is no penalty for early termination or prepayment of the mezzanine debt facility. The Company will maintain its $8 million Gemino Healthcare Finance, LLC secured credit facility.

Andrews continued, “We are pleased to be able to add a prestigious partner such as Oak to our investor base and believe that their deep expertise in life sciences and anatomic pathology will benefit our shareholders as we execute the next phase of our growth strategy. The anticipated remaining cash available related to this transaction with Oak, along with availability under our securitized borrowing facility with Gemino, should provide us with sufficient working capital to continue the implementation of our growth strategy.”

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Ann H. Lamont, Managing Partner at Oak, and Andrew W. Adams, Vice President at Oak, have been  nominated to Clarient’s nine-member board of directors, replacing Michael J. Pellini, M.D., Clarient’s President and Chief Operating Officer, and Jon Wampler, both of whom have agreed to step down from the board to facilitate the transaction.

“Our investment strategy targets healthcare companies that deliver solutions designed to enhance the quality of care in the healthcare delivery system,” Lamont said. “We view Clarient as a leader in cancer diagnostics and believe that its deep expertise and strong relationships with pathologists, oncologists and pharmaceutical partners enables it to provide better, personalized care to the patients it serves. We are very excited to partner with Clarient as we believe it has achieved significant strategic, financial, and operational accomplishments over the past four years, and think the Company is extremely well-positioned as it enters the next phase of its growth strategy.”

Safeguard Scientifics, Inc. and its affiliates approved the issuance of the preferred stock as required under Nasdaq rules. The $10.9 million second tranche is subject to closing conditions as set forth in the definitive agreements with Oak, including the filing of an Information Statement describing the shareholder action with the Securities and Exchange Commission and the distribution of such Information Statement to Clarient’s shareholders.

The initial tranche of the private placement reduces Safeguard’s ownership of Clarient’s issued and outstanding voting securities from approximately 60% to approximately 50% and provides Oak with an ownership of approximately 17% of Clarient’s issued and outstanding voting securities. Assuming the issuance of the first two tranches totaling $40 million in convertible preferred stock to Oak, Safeguard’s position will be further reduced to approximately 47% of Clarient’s issued and outstanding voting securities, and Oak’s ownership will increase to approximately 21% of Clarient’s issued and outstanding voting securities. With certain exceptions, the preferred shares will be voted with common shares on an as-converted basis.

RBC Capital Markets acted as exclusive placement agent in the financing.

About Clarient

Clarient combines innovative diagnostic technologies with world class pathology expertise to assess and characterize cancer. Clarient’s mission is to become the leader in cancer diagnostics by dedicating itself to collaborative relationships with the healthcare community to translate cancer discovery and research into better patient care. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies. The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies, such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and diagnostic services available both onsite and over the web. The Company is also developing new, proprietary “companion” diagnostic markers for therapeutics in breast, prostate, lung and colon cancers, and leukemia/lymphoma. Clarient is a Safeguard Scientifics, Inc. partner company. www.clarientinc.com

About Oak Investment Partners

Oak Investment Partners is a multi-stage venture capital firm with a total of $8.4 billion in committed capital. The primary investment focus is on high growth opportunities in Healthcare Information and Services, Information Technology and Software Outsourced Services, Consumer Internet/New Media, Financial Services Technology, Clean Energy, Broadband Internet and Wireless Communications, and Retail. Over a 30-year history, Oak has achieved a strong track record as a stage-independent investor funding more than 481 companies at key points in their lifecycles. Oak has been involved in the formation of companies, funded spinouts of operating divisions and technology assets, and provided growth equity to mid- and late-stage private businesses and to public companies through PIPE investments. Representative Oak healthcare investments include Genzyme Corporation, Cephalon, ViroPharma, American Esoteric Laboratories, athenahealth, Psychiatric Solutions, and United BioSource Corporation. www.oakinv.com

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About Safeguard

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative technology and life sciences companies. Safeguard targets technology companies in Software as a Service (SaaS) / Internet-based Businesses, Technology-Enabled Services and Vertical Software Solutions, and life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals with capital requirements between $5 million and $50 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com

About RBC Capital Markets

RBC Capital Markets is the corporate and investment banking arm of Royal Bank of Canada, the 5th largest bank by assets in North America. It is active globally in debt and equity origination, private placements, merger and acquisitions activity, sales and trading, and structured products. It has one of the most active healthcare investment banking practices for middle market companies. In January 2009, Investment Dealers’ Digest “IDD” awarded RBC Capital Markets the 2008 Middle Market Investment Bank of the Year award. www.rbccm.com .

Forward Looking Statements

Certain statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: the Company’s ability to continue to develop and expand its diagnostic services business, the Company’s ability to expand and maintain a successful sales and marketing organization, the Company’s ability to maintain compliance with financial and other covenants under the Company’s credit facilities, limitations on the Company’s ability to borrow funds under its credit facilities based on the Company’s qualified accounts receivable and other liquidity factors, the Company’s ability to obtain annual renewals of or replacements for its credit facilities, the effects of a going concern audit opinion on the Company’s operations, the Company’s ability to successfully transition its billing function in-house from a third party vendor, whether the conditions to payment of all or any portion of the contingent consideration from the Company’s prior sale of its instrument systems business to Zeiss are satisfied, the Company’s ability to remediate the material weaknesses in the Company’s internal control over financial reporting, the continuation of favorable third party payer reimbursement for laboratory tests, the Company’s ability to obtain additional financing on acceptable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying and developing new diagnostic tests or novel markers, the Company’s ability to fund development of new diagnostic tests and novel markers and the amount of resources the Company determines to apply to novel marker development and commercialization, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The Company does not assume any obligation to update any forward-looking statements or other information contained in this document.

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Contact:

Matt Clawson
Allen & Caron Inc
(949) 474-4300
matt@allencaron.com